EXHIBIT EX. - 99.1

                      ATWOOD ANNOUNCES CONTRACT SUSPENSION
                      PLUS A NEW CONTRACT FOR ATWOOD HUNTER


Houston, Texas
15 August 2007


FOR IMMEDIATE RELEASE

     Atwood Oceanics, Inc. (NYSE: ATW), announced today that immediately upon the ATWOOD HUNTER completing its current drilling program for Woodside Energy Ltd. ("Woodside") offshore Libya (estimated the end of August 2007) that the Woodside contract will be suspended and the rig moved to Egypt to commence working under a contract for Burullus Gas Co. ("Burullus"). The Burullus contract is expected to take 140 days to complete (including mobilization and demobilization to the point of origin in the Mediterranean Sea) with dayrates of $320,000 for the first 90 days, $355,000 the next 35 days and $410,000 thereafter (expected to be 15 days). Immediately upon completion of its work in Egypt, the Woodside contract will be reinstated with the rig expected to be moved to Mauritania at a dayrate of $240,000. Under the contract suspension agreement with Woodside, the remaining Woodside contract commitment will be reduced by a period equal to 50% of the days that the ATWOOD HUNTER works under the Burullus contract up to a maximum of 70 days. Prior to the contract suspension, the Woodside contract term was anticipated to be completed in May 2008. Assuming the rig works for Burullus for the expected 140 days, the Woodside contract commitment will be extended 70 days to August 2008. The
Woodside contract provides for two (2) six month options at day rates to be mutually agreed. An agreement for Woodside to use the rig beyond its current commitment must be executed by 15 December 2007.


     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2006, filed with the Securities and Exchange Commission.





                                                        Contact:  Jim Holland
                                                                 281-749-7804